Exhibit 10.3

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made and entered into as of January 11, 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and John F. Ripley, an individual and beneficial equityholder (the “Restricted Person”) of Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), and the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent (“Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, the Key Equityholders identified therein, and the Restricted Person, who will serve as the representative of the Company’s Legacy Equityholders, Sub, following the Conversion, shall be merged with and into the Company (the “Merger”), at the effective time of the Merger (“Effective Time”);

WHEREAS, the Restricted Person is a significant equityholder of the Company, and as a result of the transactions to be effected by or pursuant to the Merger Agreement, the Restricted Person shall directly receive significant consideration from Parent, as well as the additional consideration set forth in this Agreement;

WHEREAS, Parent and the Company intend to maintain and operate and be engaged, directly or indirectly, in the business of the Company and its Subsidiaries after the Effective Time;

WHEREAS, the execution and delivery of this Agreement by the Restricted Person is a condition precedent to the transactions contemplated in the Merger Agreement, and Parent would not enter into the Merger Agreement absent this Agreement; and

WHEREAS, the restrictions on competitive activity set forth in this Agreement are included to secure to Parent the benefits of the Merger Agreement and to protect the value of the business of the Company and its Subsidiaries after completion of the transactions contemplated by the Merger Agreement, including goodwill.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and the Merger Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Business” shall mean the businesses of the Company and the Company Subsidiaries of owning, operating or developing: (i) programs for individuals with behavioral, emotional and physical challenges; (ii) facilities that offer counselling, mentoring and outpatient therapies and monitoring services to minors and their families in office, group home, in-home, and foster-care home settings; (iii) educational and academic institutions that provide academic and therapeutic support for students; (iv) staff-secure and secure residential educational facilities that provide academic training, medication management, individual, group and family counseling, long-term and short-term residential treatment, sexual offender treatment, therapeutic group homes, alternative day schools and shelter care facilities; and (v) psychiatric residential treatment facilities and facilities or programs involving neurodevelopmental treatment, occupational speech, and physical therapy.

“Competition” shall mean when a Person (including, without limitation, the Restricted Person) engages (alone or in concert with any other Person) in, or provides assistance to any Person that conducts, operates, carries out or engages in the Business in the United States of America. “Compete” and “Competitor” shall have correlative meanings.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restricted Period” shall mean the period beginning at the Effective Time and shall continue through the tenth anniversary of the Effective Time.

2.           Non-Interference with Business Relationships. During the Restricted Period, the Restricted Person will not, directly or indirectly, on behalf of himself or any other Person:

(a)       make any statements or perform any acts intended to interfere with or harm any interest of the Company and its Subsidiaries in their relationships and dealings with payors, customers or patients, including any statements or acts that cause or could cause such existing or potential payors, customers or patients to stop or materially reduce doing any business with the Company or any of its Subsidiaries; or

(b)       engage in Competition with, or own any interest in, perform any services for, participate in or be connected with any business, organization or other Person which engages in Competition with the Company and its Subsidiaries in the United States of America; provided, however, that the provisions of this Section 2(b) shall not be deemed to prohibit ownership of not more than 5% of the total shares of all classes of stock outstanding of any publicly held company in which the Restricted Person has no participation in the management or direction.

3.           Non-Solicitation. During the Restricted Period, the Restricted Person will not directly or indirectly, as a director, equity holder, officer, employee, employer, principal, agent, manager, consultant, independent contractor, advisor or otherwise knowingly hire or solicit for employment, or advise or recommend to any other Person that they employ or solicit for employment, or otherwise materially assist any other Person in employing or soliciting for employment, any employee of the Company and its Subsidiaries.

4.           Additional Consideration.

(a)       In addition to the proceeds received by the Restricted Person in relation to the Merger Agreement and subject to the conditions set forth in this Section 4, the Company shall provide additional consideration to the Restricted Person in the annual amount of $1,900,000.00 during each year of the Restricted Period (the “Additional Consideration”).

(b)       The Company shall pay the Additional Consideration to the Restricted Person in equal monthly installments (each, an “Additional Consideration Payment”) during the Restricted Period, in arrears on the fifteenth (15th) day of each month (as applicable, the “Payment Date”), subject to the Restricted Person’s compliance with the terms of this Agreement.

(c)       The Company’s obligation to make the Additional Consideration Payments shall cease in the event of the Restricted Person’s death during the Restricted Period. The Company’s obligation to make an Additional Consideration Payment shall be conditioned on the Company being Solvent at the time of and assuming payment of an applicable Additional Consideration Payment. For purposes hereof, “Solvent” means, with respect to the Company and its Subsidiaries taken as a whole, on the applicable Payment Date: (i) the present fair saleable value of the assets taken as a whole (i.e., the price a third party buyer is willing to pay for such assets in an arm’s length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

To the extent that the Company is not or would not be Solvent at such time, the Company shall not be obligated to pay such Additional Consideration Payment on its Payment Date. If Parent or Company asserts hereunder that the Company is not Solvent, Parent shall provide to Restricted Person (from time to time upon Restricted Person’s request) (x) a certification by Parent’s Board of Directors that the Company is not Solvent, and (y) all information and data, and copies of applicable books and records, to reasonably support such certification. Such Additional Consideration Payment (together with interest at an annual rate of LIBOR plus 500 basis points) shall be paid on the Payment Date in the next calendar month in which the Company is Solvent and would be Solvent following payment of such Additional Consideration Payment and the Additional Consideration Payment otherwise due on such Payment Date; provided, however, that payment of such Additional Consideration Payment must nevertheless be made by the Company on March 15 of the succeeding year after the year of the applicable deferral of payment of such Additional Consideration Payment, unless, on such date and assuming payment of such applicable Additional Consideration Payment, (i) the Company is not or would not be Solvent and (ii) delay of the payment of such Additional Consideration Payment is permitted under Treasury Regulation 1.409A-3(d) (together, the “Delay Conditions”). Any Additional Consideration Payment not made on such March 15 date shall be paid (together with interest at an annual rate of LIBOR plus 500 basis points) on the Payment Date in the next calendar month in which the second Delay Condition set forth above is no longer applicable.

(d)       If either (i) any Additional Consideration Payment is not paid in full by the Company within ninety (90) days after the Payment Date thereof (subject to Section 4(c) hereof), or (ii) Parent and/or Sponsor breaches any of its respective obligations to (or for the benefit of) Restricted Person set forth in that certain Board Agreement executed by the Restricted Person, and such breach is not cured (to the reasonable satisfaction of Restricted Person) within ninety (90) days after Restricted Person notifies Parent and/or Sponsor of such breach (each event set forth in clause (i) or clause (ii) hereof, an “ACP Default”), the Restricted Person’s obligations set forth in Sections 2 and 3 hereof (and the Restricted Period) shall terminate and be of no further force or affect automatically and without any further action by (or on behalf of) the Restricted Person. Parent and the Company acknowledge and agree that the remedies of the Restricted Person set forth in this Section 4(d) are not exclusive, and shall be in addition to any and all other rights and remedies that Restricted Person may have at law or in equity in connection with an ACP Default.

(e)       Restricted Person hereby grants an option to the Company to purchase Restricted Person’s undivided one-half interest in the option to purchase furniture, unattached fixtures, livestock, equipment and real property owned by Mingus Mountain Estate Residential Center, Inc. (“MMERCI”) under paragraphs 7 and 8 of Section 6.0 of that certain First Amended and Restated Management Service Agreement dated July 1, 2014, between Sequel Youth Services of Arizona, L.L.C. and MMERCI (the “Option”) at a purchase price of One Dollar ($1.00) upon the payment in full of all amounts payable by the Company to Restricted Person under the terms of this Agreement. The option granted by Restricted Person to Company hereunder shall terminate in the event of an ACP Default by the Company and shall expire if not exercised within one hundred eighty (180) days of satisfaction of the entire amount of the Company’s payment obligations of the Additional Consideration hereunder. In no event shall the Restricted Person cause or permit to occur any transfer, conveyance, assignment or other disposition of such Option, or any lien or encumbrance to be placed on such Option, or any termination, waiver or amendment of such Option or any term or condition with respect thereto, until such time that the Company’s option to purchase the Option is terminated or expires. In addition, Restricted Person hereby grants a power of attorney to the Company to exercise all rights of Restricted Person under the Option until such time that the option granted to the Company hereunder terminates or expires; provided, however, that upon an exercise of the Option by the Company pursuant to this power of attorney, the Restricted Person shall hold the property subject to the Option in trust for the benefit of the Company until such time that the Company’s option to purchase the Option is terminated or expires or the option to purchase the Option is exercised in accordance with the terms hereof upon full payment of all Additional Consideration due to the Restricted Person hereunder, in which case the Restricted Person shall transfer the property subject to the Option upon exercise of the option granted hereunder by the Company. Such power of attorney is irrevocable and the parties hereto agree that the grant of such power of attorney is coupled with an interest. For the avoidance of doubt, in the event that the Company exercises the Option pursuant to the power of attorney granted hereunder and there is a subsequent ACP Default, the Company shall thereupon transfer the property subject to the Option purchased by virtue of the exercise of the Option to the Restricted Person.

5.           Acknowledgements. In furtherance of the Restricted Person’s obligations hereunder, the Restricted Person acknowledges and agrees that:

(a)       the Company is currently engaged in the highly competitive Business;

(b)       this Agreement is intended to protect the Parent’s investment in the Company and the goodwill of the Business and is being entered into in consideration for the various rights being granted under, and ancillary to, the Merger Agreement;

(c)       the Restricted Person has carefully read and considered this Agreement and understands the terms and conditions hereof and agrees that they are necessary for the reasonable and proper protection of Parent’s investment in the Company and the goodwill of the Business;

(d)       the restrictions herein are reasonable in duration, geographic area and scope and subject matter and are properly required for the adequate protection of the businesses of Parent, the Company and each of their respective Subsidiaries;

(e)       the Restricted Person is not now subject to any covenant against competition or similar covenants or any governmental order or legal requirement that would affect Restricted Person’s performance of the obligations of this Agreement; and

(f)       the Restricted Person has had the opportunity to review this Agreement with legal counsel of his choosing and has not relied on any statements made by Parent, the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and is entering into this Agreement knowingly and voluntarily.

6.           Enforcement. The Restricted Person acknowledges that if the Restricted Person were to breach any of the terms and conditions of this Agreement the damage to the Company and its Subsidiaries would be irreparable. The Restricted Person therefore agrees that Parent and the Company shall, in addition to any other remedies available to each of them, be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Restricted Person of any of the terms and conditions of this Agreement. Accordingly, the Restricted Person agrees to waive the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (a) interpose the claim or defense that such remedy exists at law, or (b) require Parent, the Company or any of its Subsidiaries to show that monetary damages cannot be measured. The Restricted Person also acknowledges that the remedies afforded Parent, the Company and its Subsidiaries pursuant to this Section 6 are not exclusive.

7.           Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to modify or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. The parties further agree that if any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this Section 7, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and such holding shall not affect the validity of the remainder of this Agreement.

8.           Waiver. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

9.           Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Restricted Person and a duly authorized officer of the Company.

10.         Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN REGARD TO CLAIMS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

11.         Counterparts. This Agreement may be executed by facsimile, portable document format (PDF), and electronic transmission and in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

12.         Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

13.         Agreement Contingent Upon Closing. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

Signature Page to Non-Competition Agreement

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

RESTRICTED PERSON:

By:	/s/ John F. Ripley
Name:	John F. Ripley

Signature Page to Non-Competition Agreement

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

Signature Page to Non-Competition Agreement